EXHIBIT 99.1

AMF Bowling Worldwide	International Headquarters	Post Ofice Box 15060	804/730-4000 Telephone	804/559-6276 Facsimile
	8100 AMF Drive	Richmond, Virginia 23227
Mechanicsville, VA 23111

FOR IMMEDIATE RELEASE	Contact: Merrell Wreden
AMF
804/559-8643

News Release

ROLAND SMITH TO LEAVE AMF;
COMPANY NAMES GEORGE W. VIETH, JR. INTERIM CEO

Richmond, Virginia, December 6, 2002 – AMF Bowling Worldwide, Inc. announced today that Roland Smith is resigning as President, Chief Executive Officer and Director of the Company. Mr. Smith is leaving to pursue another opportunity. AMF’s Board of Directors has appointed George W. Vieth, Jr., a current Director of AMF, interim President and Chief Executive Officer. Philip L. Maslowe will remain Chairman of the Board. Mr. Smith will remain with the Company for a limited period of time to assist with transition matters.

Mr. Vieth, 47, a Director of AMF since March, 2002, currently serves as Chairman of the Audit Committee. He has held senior financial and operating positions at several companies, most recently at Humana Inc. where he was a Senior Vice President responsible for the company’s largest commercial market segment. He is a graduate of Dartmouth College, the University of Virginia Law School, and the University of Louisville Business School.

Commenting on the new role, Mr. Vieth said, “With my board and audit committee responsibilities, I have had the opportunity to work closely with a number of AMF executives and to learn much about AMF’s businesses. I accepted this position because I am excited about AMF’s potential.”

Mr. Vieth added, “Although we are sorry to see Roland go, we have a board and management team that are highly motivated and dedicated to moving the Company forward. In recent months, the AMF management team has introduced a series of strategic initiatives that are designed to deliver value for both our customers and investors. We wish Roland the best of luck in his new endeavors.”

AMF Bowling Worldwide, Inc. is the world’s largest bowling company. AMF owns and operates 489 bowling centers around the world with 386 in the United States. AMF is also a world leader in the manufacturing and marketing of bowling and billiards products.

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